SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934*

                               (AMENDMENT NO. 2)

                               I.D. SYSTEMS, INC.
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                                (Name of Issuer)


                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)


                                    449489103
 ------------------------------------------------------------------------------
                                 (CUSIP Number)

                                DECEMBER 31, 2001
           -----------------------------------------------------------
             (Date of Event which requires filing of this Statement)

            Check the appropriate box to designate the rule pursuant
                        to which this Statement is filed:

                                [ ] Rule 13d-1(b)

                                [ ] Rule 13d-1(c)

                                [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

CUSIP No. 449489103                   13G                 Page  2  of  6  Pages

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    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Bruce Jagid
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]

                                                                        (b) [ ]
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    3       SEC USE ONLY


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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

            UNITED STATES
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      NUMBER OF
        SHARES             5      SOLE VOTING POWER
     BENEFICIALLY                 0
       OWNED BY    -------------------------------------------------------------
         EACH
      REPORTING            6      SHARED VOTING POWER
        PERSON                    0
         WITH      -------------------------------------------------------------
                           7      SOLE DISPOSITIVE POWER

                                  0
                   -------------------------------------------------------------
                           8 SHARED DISPOSITIVE POWER

                                  0
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    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           0
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   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           0%

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   12      TYPE OF REPORTING PERSON*

           IN
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                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 449489103                   13G                 Page 3   of  6   Pages

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ITEM 1.

Incorporated by reference to Amendment No. 1 to Schedule 13G filed by Bruce Jagid on February 13, 2001.


ITEM 2.

Incorporated by reference to Amendment No. 1 to Schedule 13G filed by Bruce Jagid on February 13, 2001.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

         Not applicable.

ITEM 4.  OWNERSHIP.

The following is information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount beneficially owned:

         Mr. Jagid died on April 28, 2001.

(b)      Percent of class:  0%

(c)      Number of shares as to which the person has:

         (i)   Sole power to vote or to direct the vote: None.

         (ii)  Shared power to vote or to direct the vote:  None.

         (iii) Sole power to dispose or to direct the disposition of:  None.

         (iv)  Shared power to dispose or to direct the disposition of: None.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following box. [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable.

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CUSIP No. 449489103                   13G                 Page 4   of 6   Pages

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ITEM 7.  IDENTIFICATION  AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable.

ITEM 10. CERTIFICATION

         Not applicable.

CUSIP No. 449489103                   13G                 Page 5   of  6  Pages

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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                      2/13/02
                                   ---------------------------------------------
                                                       Date

                                By:            /s/ Lillian Jagid
                                   ---------------------------------------------
                                                     Signature

                                     Lillian Jagid, Executor of the Estate of
                                   ---------------------------------------------
                                            Bruce Jagid (See Annex A)
                                   ---------------------------------------------
                                                      Name

CUSIP No. 449489103                   13G                 Page 6   of  6  Pages

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                                     ANNEX A
                                     -------


                   SURROGATE'S COURT OF THE STATE OF NEW YORK
                                ROCKLAND COUNTY

                    CERTIFICATE OF APPOINTMENT OF FIDUCIARY

                                              File No. 293/2001

IT IS HEREBY CERTIFIED that Letters in the Estate of the decedent named below have been granted by this Court as follows:

        NAME OF DECEDENT:               BRUCE JAGID

        DOMICILE OF DECEDENT:           New City, New York

        DATE OF DEATH:                  April 28, 2001

        FIDUCIARY(S) TO WHOM
        LETTERS ARE ISSUED:             Lillian Jagid

        TYPE OF LETTERS ISSUED:         LETTERS TESTAMENTARY

        DATE LETTERS ISSUED:            May 9, 2001

        LIMITATIONS ON LETTERS:          NONE

and such letters are unrevoked and in full force as of this date.


        Dated:  May 10, 2001

                                      IN TESTIMONY WHEREOF, the seal of the
                                      Surrogate's Court of Rockland County has been affixed.

          L.S.

                                      WITNESS: Hon. Alfred J. Weiner, Surrogate of the County of Rockland.


                                      /s/ Virginia Athens
                                      ------------------------------------
                                      Chief Clerk of the Surrogate's Court


       THIS CERTIFICATE IS NOT VALID WITHOUT THE RAISED SEAL OF THE COURT

(Note: SCPA 710 PROVIDES IN PART: "4. No fiduciary shall remove property of the estate without the state without the prior approval of the Court and upon filing a bond if required by the Court.")